Exhibit 10.6

125 SUMMER STREET

BOSTON, MASSACHUSETTS

OFFICE LEASE AGREEMENT

BETWEEN

OPG 125 SUMMER OWNER (DE) LLC,

a Delaware limited liability company,

AS LANDLORD

AND

ATEA PHARMACEUTICALS, INC.,

a Delaware corporation,

AS TENANT

OFFICE LEASE AGREEMENT

This Office Lease Agreement (this “Lease”) is made and entered into as of November 18, 2016 (the “Effective Date”), by and between OPG 125 SUMMER OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and ATEA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

1.	Basic Lease Information.

1.1

“Building” shall mean the building located at 125 Summer Street, Boston, Massachusetts 02110 and commonly known as 125 Summer Street. The “Rentable Floor Area of the Building” is deemed to be 475,482 square feet.

1.2	“Premises” shall mean the area shown on Exhibit A to this Lease. The Premises are located on the sixteenth (16th) floor of the Building and known as Suite 1675.

1.3	“Rentable Floor Area of the Premises”: 5,634 square feet.

1.4	“Term Commencement Date”: June 1, 2017.

“Base	Rent Commencement Date”: August 1, 2017.

1.5	“Term Expiration Date”: July 31, 2022.

1.6	“Base Rent”:

Period	Annual Base Rent Rate Per Square Foot of Rentable Floor Area	Monthly Base Rent
Lease Year 1:	$57.00	$26,761.50
Lease Year 2:	$58.00	$27,231.00
Lease Year 3:	$59.00	$27,700.50
Lease Year 4:	$60.00	$28,170.00
Lease Year 5:	$61.00	$28,639.50

As used above, the first “Lease Year” shall commence on the Term Commencement Date and end on the day immediately preceding the first anniversary of the Base Rent Commencement Date (provided, that, if the Base Rent Commencement Date does not occur on the first day of a calendar month, the first Lease Year shall further include the balance of the calendar month within which such first anniversary occurs), and each subsequent Lease Year shall mean each successive period of twelve (12) calendar months following the first Lease Year during the initial Term; provided, that, the last Lease Year of the initial Term shall end on the Term Expiration Date set forth above for the initial Term.

1.7	“Tenant’s Proportionate Share”: 1.18% for the initial Premises.

1.8	“Base Year” for Expenses (as defined in Exhibit B): calendar year 2017.

“Base Year” for Taxes (as defined in Exhibit B): Fiscal Year 2017 (i.e., July 1, 2016 to June 30, 2017). For purposes hereof, “Fiscal Year” shall mean the Base Year for Taxes and each period of July 1 to June 30 thereafter.

1.9	“Tenant Work Allowance”: $30.00 per square foot of Rentable Floor Area of the Premises, as further described in the attached Exhibit C.

1.10	“Delivery Condition” and “Delivery Date”: As both terms are defined in Exhibit C.

1.11	Additional Provisions: See Exhibit F.

1.	Parking

1.12	“Letter of Credit” shall mean the letter of credit in the amount of $107,046.00, as provided in Section 6 and Exhibit G attached hereto.

1.13	“Broker”: Colliers International, which represented Tenant in connection with this Lease.

1.14

“Permitted Use”: General, administrative and executive office uses, including ancillary uses thereof, but specifically excluding medical or dental offices, utility company offices, employment agency offices (other than executive or professional staffing firms), governmental or quasi-governmental offices, or a provider of temporary office space or facilities on a contract basis. For purposes hereof, uses ancillary to the Permitted Uses shall include customary coffee stations for use only by the employees and business invitees of Tenant.

1.15	“Notice Address(es)”:

For Landlord:	For Tenant:

OPG 125 Summer Owner (DE) LLC	Prior to the Term Commencement
c/o Oxford Property Group	Date:
125 Summer Street
Boston, MA 02110	ATEA Pharmaceuticals, Inc.
Attention: General Manager	125 Summer Street
Boston, MA 02110
With copies of any notices	Attn: General Counsel
to Landlord sent to:
From and after the Term
c/o Oxford Property Group	Commencement Date:
320 Park Avenue, 17th Floor
New York, NY 10022	ATEA Pharmaceuticals, Inc.
Attn: Christopher Lankin, Esq.,	125 Summer Street
Vice President, Legal	Boston, MA 02110
Attn: General Counsel
and

Nutter, McClennen & Fish, LLP
Seaport West 155 Seaport Boulevard
Boston, MA 02210
Attn: Timothy M. Smith, Esq.

1.16

“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 8:00 A.M. to 6:00 P.M. on Business Days and, upon Tenant’s request, 9:00 A.M. to 1:00 P.M. on Saturdays.

1.17

“Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

1.18

Other Defined Terms: Other capitalized terms shall have the meanings set forth in the Lease and its Exhibits below. References in this Lease to numbered Sections shall be deemed to refer to the numbered Sections of this Lease, unless otherwise specified.

1.19	Exhibits: The following exhibits and attachments are incorporated into and made a part of this Lease:

Exhibit A (Outline and Location of Premises)

Exhibit B (Expenses and Taxes)

Exhibit C (Work Letter)

Exhibit D (Commencement Letter)

Exhibit E (Building Rules and Regulations)

Exhibit F (Additional Provisions)

Exhibit G (Letter of Credit)

2.	Lease Grant.

2.1 Premises. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The Premises exclude the exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Building (exclusively or in common), and other Common Areas (as defined below) of the Building. If the Premises include the entire rentable area of any floor, the common corridors, elevator lobby, and restroom facilities located on such full floor(s) shall be considered part of the Premises.

2.2 Appurtenant Rights. During the Term, Tenant shall have, as appurtenant to the Premises, the non-exclusive rights to use in common (subject to reasonable rules of general applicability to tenants and other users of the Building from time to time made by Landlord of which Tenant is given notice): (a) the common lobbies, corridors, stairways, elevators and loading platform of the Building, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others; (b) common driveways and walkways necessary for access to the Building; (c) if the Premises include less than the entire rentable floor area of any floor, the common corridors, elevator lobby, and restroom facilities located on such floor; and (d) all other areas or facilities in or about the Building from time to time designated for general use in common by Tenant, other Building tenants, and Landlord (collectively, the “Common Areas”).

3.	Term and Term Commencement Date.

3.1 Term. The “Term” of this Lease shall begin at 12:01 a.m. on the Term Commencement Date and shall end at 11:59 p.m. on the Term Expiration Date set forth in Section 1, unless sooner terminated in accordance with the provisions of this Lease. Promptly after the Term Commencement Date, Landlord and Tenant shall execute and deliver a commencement letter in the form attached as Exhibit D (the “Commencement Letter”). Tenant’s failure to execute and return the Commencement Letter, or to provide written objection to the statements contained in the Commencement Letter, within thirty (30) days after its delivery to Tenant shall be deemed an approval by Tenant of the statements contained therein.

3.2 Initial Tenant Work. As used herein, the “Initial Tenant Work” shall mean all Alterations (as defined in Section 8) performed, or to be performed, in or about the Premises that are required initially to put the Premises in condition suitable for Tenant’s use and occupancy. The Initial Tenant Work shall be performed in accordance with, and subject to, the provisions of Exhibit C attached hereto. Any Initial Tenant Work performed by Tenant (if applicable) shall be subject to the terms, conditions and requirements of Section 8 to the extent so provided in Exhibit C. Subject to Landlord’s obligation to deliver the Premises to Tenant on the Delivery Date with the Delivery Condition having been satisfied as expressly provided in Exhibit C, the Premises shall be leased by Tenant in their current “as is” condition and configuration without any representations or warranties by Landlord.

3.3 Delivery. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition; provided, that, the foregoing shall not limit Landlord’s obligations under Section 9.02. Landlord shall not be liable for any delay or failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by another party or other reason; provided, however, Landlord shall use reasonable efforts to obtain possession of any such space. Without limiting the foregoing, Landlord and Tenant hereby acknowledge and agree that: (a) pursuant to the sublease agreement referenced in the Landlord Consent to Sublease dated as of March 3, 2014, by and among Landlord, as landlord, Portrait International, Inc., an Ohio corporation (“Portrait International”), as sublandlord, and Tenant, as subtenant (the “Sublease”), Tenant is currently subleasing approximately 4,068 square feet of the Premises from Portrait International as more particularly set forth in the Sublease (the “Subleased Space”); and (b) Portrait International is currently leasing the Subleased Space from Landlord pursuant to an Office Lease Agreement dated as of October 29, 2009 (as amended, the “Portrait International Lease”), through June 30, 2017. Landlord hereby represents and warrants to Tenant that, simultaneously with Landlord’s execution and delivery of this Lease, Landlord and Portrait International have entered into an agreement to terminate the Portrait International Lease as of May 31, 2017. Any delay in the delivery of the Premises or in the occurrence of the Term Commencement Date shall not give rise to any liability or default by Landlord or affect any of the terms of this Lease or Tenant’s obligation to accept the Premises when delivered, except as expressly set forth in Section 3.01 or Exhibit C, as the case may be. Notwithstanding the foregoing, except if caused by Force Majeure (as defined in Section 22.06), in the event that the Delivery Date does not occur within sixty (60) days following the Term Commencement Date (the “First Outside Term Commencement Date”), then, commencing on the Rent Commencement Date, Tenant shall be entitled to an abatement of then current Base Rent equal to one (1) day for each day following the First Outside Term Commencement Date that the Term Commencement Date does not occur. Except if caused by Force Majeure, in the event that the Delivery Date does not occur by the one hundred twentieth (120th) day following the Term Commencement Date (the “Second Outside Term Commencement Date”), then Tenant shall have the right to terminate this Lease by written notice to Landlord sent within ten (10) days after the Second Outside Term Commencement Date, whereupon all amounts paid by Tenant to Landlord under this Lease shall be promptly refunded to Tenant and all obligations of the parties hereto shall be null and void and this Lease shall be without recourse to either party hereto, except for those that, by their terms, expressly survive the termination of this Lease. The foregoing remedies shall be the sole remedies granted to Tenant in the event of a delay in the delivery of the Premises or in the occurrence of the Term Commencement Date. Except as otherwise provided in this Lease and the Sublease, Tenant shall not be permitted to take possession of or enter the Premises before the Term Commencement Date without Landlord’s permission and, if Tenant does so, such possession or entry shall be subject to the terms and conditions of this Lease; provided, however, except for the cost of services used or requested by Tenant (e.g., after-hours HVAC service), Tenant shall not be required to pay Rent to Landlord for any such possession or entry before the Term Commencement Date during which Tenant, with Landlord’s approval, has entered, or is in possession of, the Premises for the sole purpose of performing the Initial Tenant Work or installing furniture, equipment or other personal property.

4.	Rent.

4.1 Base Rent and Additional Rent. Tenant hereby covenants and agrees to pay to Landlord, without any setoff or deduction (except to the extent expressly set forth in this Lease), (a) all Base Rent (as provided in Section 1), (b) Tenant’s Proportionate Share of the Expense Excess and the Tax Excess (as provided in Exhibit B attached hereto), and (c) all other Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay to Landlord from time to time under this Lease.

4.2 Manner and Timing of Payments. Base Rent and other recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant within thirty (30) days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, that Landlord from time to time designates for such purposes and shall be paid by Tenant by good and sufficient check payable in United States of America currency or by electronic or wire transfer to an account from time to time designated by Landlord. Landlord’s acceptance of less than the entire amount of Rent shall be considered, unless otherwise specified by Landlord, a payment on account of the oldest obligation due from Tenant hereunder, notwithstanding any statement to the contrary contained on or accompanying any such payment from Tenant. Rent for any partial month during the Term shall be prorated on a per diem basis. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction.

5.	Compliance with Laws; Use.

Tenant shall use the Premises only for the Permitted Use and shall not use or permit the use of the Premises for any other purpose. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (“Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration, and occupancy of the Premises and the Building systems located in or exclusively serving the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the Base Building (defined below), but only to the extent such obligations are triggered by Tenant’s use of the Premises (other than for general office use in accordance with the terms of this Lease) or Alterations (as defined in Section 8.01) in or about the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the common restrooms, and the Building mechanical, electrical, and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall not exceed the standard density limit for the Building. Tenant shall not use or permit the use of any portion of the Premises in a manner that results in objectionable noise, odors, or vibrations emanating from the

Premises or any equipment installed by Tenant or any party acting under or through Tenant. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations. If the Premises or any portion thereof are located on a multi-tenant floor, Tenant shall cause all portions of such Premises that are visible from the Common Areas on such floors to be arranged, furnished, and lighted in a manner in which such Premises appears at all times to be occupied for the Permitted Use.

6.	Security Deposit.

Concurrently with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord a clean, irrevocable letter of credit in the amount set forth in Section 1, which shall comply with, and may be drawn by Landlord in accordance with, the provisions of Exhibit G attached hereto (such letter of credit, together with any renewal or replacement thereof in accordance herewith, being referred to herein as the “Letter of Credit”).

7. Building Services.

7.1 Building Services. Landlord shall furnish Tenant with the following services: (a) water for use in the Base Building restrooms; (b) customary heat and air conditioning in season during Building Service Hours; (c) standard janitorial service on Business Days; (d) elevator service; (e) electricity in accordance with the terms and conditions in Section 7.02; (f) access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may from time to time impose, including, without limitation, sign-in procedures and/or presentation of identification cards; and (g) such other services as Landlord reasonably determines are necessary or appropriate for the Property. In addition, Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service and providing such prior notice as is reasonably specified by Landlord. If Tenant is permitted to connect any supplemental HVAC units to the Building’s condenser water loop or chilled water line, such permission shall be conditioned upon Landlord having adequate excess capacity from time to time and such connection and use shall be subject to Landlord’s reasonable approval and reasonable restrictions imposed by Landlord, and Landlord shall have the right to charge Tenant a connection fee and/or a monthly usage fee, as reasonably determined by Landlord. If, at Tenant’s request, Landlord, or an affiliated or third party service provider, provides any services that are not Landlord’s express obligation under this Lease, including, without limitation, any repairs which are Tenant’s responsibility pursuant to Section 9 below, Tenant shall pay to the applicable service provider the cost of such services plus a reasonable administrative charge.

7.2 Tenant Electricity. Tenant shall pay to Landlord, as Additional Rent, Tenant’s pro rata share of the costs of electricity used on the floor on which the Premises are located, in advance on the first day of each month or partial month of the Term, based on amounts estimated by Landlord from time to time for such electricity charges, subject to periodic reconciliations based on actual electricity usage and utility rates for the space and period in question. Without the consent of Landlord, Tenant’s use of electrical service shall not exceed the Building standard usage, per square foot, as reasonably determined by Landlord, based upon the Building standard electrical design load, which is 5 watts per square foot as of the Effective Date. Landlord shall have the right to measure electrical usage by commonly accepted methods, including the installation of measuring devices such as submeters and check-meters, which to the extent not in place prior to the Effective Date shall be installed at Tenant’s expense if Landlord reasonably believes that Tenant is utilizing more than its pro rata share of electricity. If it is determined, for any electrical service that is not separately check-metered to Tenant, that Tenant is using electricity in such quantities or during such periods as to cause the total cost of Tenant’s electrical usage, on a monthly, per-rentable-square-foot basis, to materially exceed that which Landlord reasonably deems to be standard for the Building, Tenant shall pay Landlord Additional Rent for the cost of such excess electrical usage and, if applicable, for the cost of purchasing and installing the measuring device(s). Notwithstanding the foregoing, to the extent any electricity service is from time to time metered directly by the utility company to the Premises, then (a) Tenant shall timely pay the separate charges for such electricity service directly to the applicable utility company and, if requested by Landlord from time to time, provide copies of such utility company invoices and evidence of such payments, and (b) such electricity costs shall not be included in the calculation of Additional Rent.

7.3 Interruption of Services. Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of maintenance, repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 22.06) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement, except as provided in the next sentence. If the Premises, or a material portion of the Premises, are made untenantable for a period in excess of ten (10) consecutive Business Days as a result of a Service Failure that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period following such ten-(10)-Business-Day period and ending on the day the service has been restored. If the entire Premises has not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated. This Section shall not apply to any Service Failure arising from a casualty event governed by Section 14 below.

7.4 Reservations. Without limiting the generality of the foregoing, Landlord reserves the right from time to time to modify components of the access procedures for the Building or other portions of the Property, to change the number of lobby attendants, or to institute, modify, supplement, or discontinue any particular access control procedures or equipment for the Building, whether during or after business hours. Landlord does not warrant or guarantee the effectiveness of any such system or procedures. Tenant expressly disclaims any such warranty, guarantee, or undertaking by Landlord with respect thereto and acknowledges that access control procedures from time to time in effect are solely for the convenience of tenants generally and are not intended to secure the Premises or to guarantee the physical safety of any persons in or about the Premises or the Property. Tenant shall be responsible for securing the Premises, including without limitation by Tenant’s installation of access card readers or other security equipment for the Premises in accordance with Exhibit C and/or Section 8 and by restricting or monitoring access into and from the Premises by its employees or other invitees. At the time that any Tenant employee (or other person acting under or through Tenant) who has been issued a Building access card is terminated or otherwise ceases to work at the Premises, Tenant shall retrieve and destroy the Building access card for such person and, in accordance with the Building’s standard procedures, notify the Building’s property manager that such person should be removed from the active list for Building access cards.

8.	Alterations

8.1 Alterations. Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) in the Premises, without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. “Cable” shall mean and refer to any electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant or any party acting under or through Tenant. Prior to starting work on any Alterations, Tenant shall furnish Landlord with plans and specifications (which shall be in CAD format if requested by Landlord); names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building and vertical

Cable, as may be described more fully below); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming as additional insureds the Landlord, the managing agent for the Building, and such other Additional Insured Parties (as defined in Section 13) as Landlord may designate for such purposes; and any security for performance in amounts reasonably required by Landlord. Landlord may designate specific contractors with respect to oversight, installation, repair, connection to, and removal of vertical Cable. All Cable shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cable with wire) to show Tenant’s name, suite number, and the purpose of such Cable (i) every 6 feet outside the Premises (specifically including, but not limited to, the electrical room risers and any Common Areas), and (ii) at the termination point(s) of such Cable. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord, and Tenant shall ensure that no Alteration impairs any Building system or Landlord’s ability to perform its obligations hereunder. Tenant shall reimburse Landlord for any sums paid by Landlord for third party review of Tenant’s plans for Alterations. In addition, Tenant shall reimburse Landlord for any third party expenses incurred by Landlord in connection with the review, inspection and coordination of Tenant’s plans for Alterations and Tenant’s performance thereof and pay to Landlord or its managing agent a fee for Landlord’s administrative oversight and coordination of any Alterations equal to two and one-half percent (2.5%) of the hard costs of such Alterations. Upon completion, Tenant shall furnish “as-built” plans (in CAD format, if requested by Landlord) for Alterations, customary AIA completion affidavits, full and final waivers of lien, any applicable certificate of occupancy for the space affected by such Alterations, and any other items required under the Building’s construction rules and regulations for closing out the particular work in question. Landlord’s approval of an Alteration shall not be deemed to be a representation by Landlord that the Alteration complies with Law or will not adversely affect any Building system. If any Alteration requires any change to the Base Building, any Building system, or any Common Area, then such changes shall be made at Tenant’s sole cost and expense and performed, at Landlord’s election, either by Tenant’s contractor or a contractor engaged by Landlord. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building (defined in Section 5); and (d) does not require work to be performed inside the walls or above the ceiling of the Premises. Cosmetic Alterations shall be subject to all the other provisions of this Section 8.03, to the extent applicable thereto.

8.2 Liens. Tenant shall not cause or permit any mechanics’ or other liens to be placed upon the Property, the Premises, or Tenant’s leasehold interest hereunder in connection with any work or service done or purportedly done by or for the benefit of Tenant, its subtenants, or any other party acting under or through Tenant. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within ten (10) days after notice from Landlord, shall fully discharge any such lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to timely discharge such lien within such period, Tenant shall be deemed in Default under this Lease and, in addition to any other remedies available to Landlord as a result of such Default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to discharge such lien, including, without limitation, reasonable attorneys’ fees. Landlord shall have the right to require Tenant to post a performance or payment bond in connection with any work or service done or purportedly done by or for the benefit of Tenant. Tenant acknowledges and agrees that all such work or service is being performed for the sole benefit of Tenant and not for the benefit of Landlord.

8.3 Leasehold Improvements. All Initial Tenant Work and other leasehold improvements from time to time made in and to the Premises (collectively, “Leasehold Improvements”) shall, except as expressly provided in this Lease, remain upon the Premises at the end of the Term without compensation to Tenant. Except as otherwise set forth hereinbelow in connection with any Required Removables Notice (as defined below), Landlord, by written notice to Tenant given at least thirty (30) days prior to the Term Expiration Date, may require Tenant, at Tenant’s expense, to remove any Initial Tenant Work or other Leasehold Improvements or other affixed installations that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (“Required Removables”). Required Removables shall include, without limitation, internal stairways, raised floors, private baths and showers, vaults, rolling file systems and structural alterations and modifications. Tenant, at the time it requests approval for a proposed Alteration, including any Initial Tenant Work, may request in writing that Landlord advise Tenant whether the Alteration, including any Initial Tenant Work, or any portion thereof, is a Required Removable. Within ten (10) Business Days after receipt of Tenant’s request and true and complete copies of the proposed plans and specifications for such proposed alterations or other improvements (including any Initial Tenant Work), Landlord shall advise Tenant in writing as to which portions of the alteration or other improvements are Required Removables (a “Required Removables Notice”). The Required Removables shall be removed by Tenant before the expiration or earlier termination of this Lease in accordance with Section 20.

9.	Repairs and Maintenance.

9.1 Tenant Obligations. Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant, at its sole cost and expense, shall perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) Alterations (described in Section 8); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving the Premises or any portion thereof, whether such items are installed by Tenant or are currently existing in the Premises; and (g) any Cable. Tenant shall maintain in effect throughout the Term maintenance contracts for any such supplemental air conditioning units or other specialty equipment exclusively serving the Premises and, from time to time upon Landlord’s request, provide Landlord with a copy of such maintenance contract and reasonable evidence of its service record. All repairs and other work performed by Tenant or its contractors, including that involving Cable, shall be subject to the terms of Section 8.01 above. If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and, within thirty (30) days after demand, Tenant shall pay to Landlord the reasonable cost of the repairs, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs.

9.2 Landlord Obligations. Landlord shall keep and maintain in good repair and working order and perform maintenance upon: (a) the structural elements of the Building; (b) the mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general (but specifically excluding any supplemental HVAC systems); (c) the Common Areas; (d) the roof of the Building (including the roof membrane); (e) the exterior windows of the Building; and (f) the elevators serving the Building. Subject to reasonable wear and tear, Landlord shall from time to time make repairs for which Landlord is responsible hereunder.

10.	Entry by Landlord.

Subject to the terms and provisions of this Section 10, Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior verbal notice of such entry at least twenty-four (24) hours prior to such entry. In connection with any such entry for non-emergency work performed during Building Service Hours, Landlord shall use reasonable efforts, consistent with the operation of a first-class high rise building, not to unreasonably interfere with Tenant’s use of the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions; provided, that, except in emergencies, any such work that would unreasonably prevent the use of a substantial portion of the Premises during Building Service Hours will be performed on weekends or after Building Service Hours. Any such entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent; provided Landlord does not materially interfere with Tenant’s business or cause damage to any person or property within the Premises.

11. Assignment and Subletting.

11.1 Transfers. Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use all or any portion of the Premises (in each such case, collectively or individually, a “Transfer” to a “Transferee”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if the proposed Transferee (a) is a governmental entity, (b) is an occupant of the Building, (c) whether or not an occupant of the Building, has been in discussions with Landlord regarding the leasing of space within the Building within the preceding year, (d) is incompatible with the character of occupancy of the Building, (e) is an entity with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits, or (f) would subject the Premises to a use which would: (i) involve increased personnel or wear upon the Building; (ii) violate any exclusive right granted to another tenant of the Building; (iii) require any addition to or modification of the Premises or the Building in order to comply with building code or other governmental requirements; or (iv) involve a violation of the Permitted Use clauses of this Lease. If the entity(ies) that directly or indirectly controls the voting shares/rights of Tenant (other than through the ownership of voting securities listed on a recognized securities exchange) changes at any time by more than fifty percent (50%), such change of ownership or control shall constitute a Transfer. Any Transfer in violation of this Section shall, at Landlord’s option, be deemed a Default by Tenant as described in Section 16.01, and shall be voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease, and the Tenant originally named in this Lease shall remain primarily liable for the performance of the tenant’s obligations under this Lease, as amended from time to time.

11.2 Process. Tenant shall provide Landlord with financial statements for the proposed Transferee (or, in the case of a change of ownership or control, for the proposed new controlling entity(ies)), a fully executed copy of the proposed assignment, sublease, or other Transfer documentation, and such other information as Landlord may reasonably request. Within a reasonable period after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) in the event of a proposed assignment of this Lease or subletting of all or part of the Premises, recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer, although Landlord may require Tenant to execute a reasonable amendment or other document reflecting such reduction or termination. Tenant shall pay to Landlord the reasonable costs and attorneys’ fees incurred by Landlord in connection with such requested Transfer.

11.3 Excess Payments. In the event, if any, that (i) all rent and other consideration which Tenant receives as a result of a Transfer exceeds (ii) the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer, then Tenant shall, at Landlord’s election, pay to Landlord an amount equal to fifty percent (50%) of such excess, from time to time on a monthly basis upon Tenant’s receipt of such excess; provided that in determining any such excess, Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant in connection with such Transfer, except that any construction costs incurred by Tenant in connection with such Transfer shall be deducted on a straight-line basis over the term of the applicable Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

11.4 Permitted Transfers. Tenant may (a) assign this Lease to a successor to Tenant by merger, consolidation, or the purchase of all or substantially all of Tenant’s assets, (b) assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), or (c) sublet not more than forty- five percent (45%) of the Rentable Floor Area of the Premises to Biothea Pharma, Inc., a Delaware corporation (“Biothea”), in each case, without the consent of Landlord; provided, that, all of the following conditions are satisfied (a “Permitted Transfer”): (i) Tenant must not be in Default; (ii) Tenant must give Landlord written notice at least fifteen (15) Business Days before such Transfer; and (iii) except in the case of a sublease to an Affiliate or Biothea, the Credit Requirement (defined below) must be satisfied. Tenant’s notice to Landlord shall include information and documentation evidencing that the Transfer qualifies as a Permitted Transfer hereunder and that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign and deliver to Landlord a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. The “Credit Requirement” shall be deemed satisfied if, as of the date immediately preceding the date of the Permitted Transfer, the financial strength of (A) the entity with which Tenant is to merge or consolidate or to which the Lease is otherwise to be assigned, or (B) the purchaser of all or substantially all of the assets of Tenant, in any such case is not less than that of Tenant, as determined (x) based on credit ratings of such entity and Tenant by both Moody’s and Standard & Poor’s (or by either such agency alone, if applicable ratings by the other agency do not exist), or (y) if such credit ratings do not exist, then in accordance with certified financial statements for such entity and Tenant covering their last two fiscal years ending before the Transfer. In the event that, at any time after a Permitted Transfer, the Affiliate to which the Permitted Transfer is made ceases to qualify as an Affiliate of the original Tenant, such event shall be deemed a Transfer that is subject to the provisions of Sections 11.01, 11.02, and 11.03 above.

11.5 Prohibited Matters. Except as otherwise expressly set forth hereinbelow, and without limiting Landlord’s right to withhold its consent to any transfer by Tenant and regardless of whether Landlord shall have consented to any such transfer, neither Tenant nor any other person having an interest in the possession, use or occupancy of the Premises or any part thereof shall enter into any lease, sublease, license, concession, assignment or other transfer or agreement for possession, use or occupancy of all or any portion of the Premises which provides for rent or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used or occupied, and any such purported lease, sublease, license, concession, assignment or other transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of all or any part of the Premises.

12.	Notices.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered, express, or certified mail, with return receipt requested or with delivery confirmation requested from the U.S. postal service, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1; provided, however, notices sent by Landlord regarding general Building operational matters may be posted in the Building mailroom or the general Building newsletter or sent via e-mail to the e-mail address provided by Tenant to Landlord for such purpose. In addition, if the Building is closed (whether due to emergency, governmental order or any other reason), then any notice address at the Building shall not be deemed a required notice address during such closure, and, unless Tenant has provided an alternative valid notice address to Landlord for use during such closure, any notices sent during such closure may be sent via e-mail or in any other practical manner reasonably designed to ensure receipt by the intended recipient. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, three (3) Business Days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

13.	Indemnity and Insurance.

13.1 Indemnification. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), and to the maximum extent permitted under applicable law, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees and agents (the “Tenant Related Parties”) or any of Tenant’s transferees, contractors or licensees. To the maximum extent permitted under applicable law, Tenant hereby waives all claims against and releases Landlord and its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 21) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, or (d) the inadequacy or failure of any security or protective services, personnel or equipment.

13.2 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts throughout the Term (and during any other periods before or after the Term during which Tenant or any Tenant Related Party enters into or occupies all or any portion of the Premises):

(a) Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with minimum primary limits of $1,000,000 each occurrence and $2,000,000 annual aggregate and a minimum excess/umbrella limit of $5,000,000.

(b) Property insurance covering (i) Tenant’s Property (as defined below), and (ii) any Leasehold Improvements in the Premises, whether installed by or for the benefit of Tenant under this Lease or any prior lease or other agreement to which Tenant was a party or otherwise (“Tenant-Insured Improvements”). Such insurance shall be written on a special cause of loss form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

(c) Worker’s Compensation and Employer’s Liability or other similar insurance to the extent required by Law.

The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. Such insurance shall (i) be issued by an insurance company that has an A.M. Best rating of not less than A-VIII; (ii) be in form and content reasonably acceptable to Landlord; and (iii) provide that it shall not be canceled or materially changed without thirty (30) days’ prior notice to Landlord, except that ten (10) days’ prior notice may be given in the case of nonpayment of premiums. Tenant’s Commercial General Liability Insurance shall (a) name Landlord, Landlord’s managing agent, and any other party designated by Landlord (“Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. Landlord shall be designated as a loss payee with respect to Tenant’s property insurance on any Tenant-Insured Improvements. Tenant shall deliver to Landlord, on or before the Term Commencement Date and at least fifteen (15) days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 28” (Evidence of Commercial Property Insurance) and “ACORD 25-S” (Certificate of Liability Insurance) or the equivalent. Attached to the ACORD 25-S (or equivalent) there shall be an endorsement naming the Additional Insured Parties as additional insureds which shall be binding on Tenant’s insurance company and shall expressly require the insurance company to notify each Additional Insured Party in writing at least thirty (30) days before any termination or material change to the policies, except that ten (10) days’ prior notice may be given in the case of nonpayment of premiums. Notwithstanding the foregoing, if the foregoing requirement that the insurance company provide prior notice to Landlord of cancellation or material change of the applicable policy cannot reasonably be obtained based on then-prevailing insurance industry practices, Tenant shall so advise Landlord of such unavailability and shall instead provide Landlord with notice of any such cancellation or material change as provided above. Upon Landlord’s request, Tenant shall deliver to Landlord, in lieu of such certificates, copies of the policies of insurance required to be carried under Section 13.02 showing that the Additional Insured Parties are named as additional insureds.

Tenant shall maintain such increased amounts of the insurance required to be carried by Tenant under this Section 13.02, and such other types and amounts of insurance covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but not in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

13.03. Tenant’s Property. All furnishings, fixtures, equipment, and other personal property and effects of Tenant and of all persons claiming through Tenant which from time to time may be on the Premises or elsewhere in the Building or in transit thereto or therefrom (collectively, “Tenant’s Property”) shall be at the sole risk of Tenant to the maximum extent permitted by law and shall be kept insured by Tenant throughout the Term (and during any other periods before or after the Term during which Tenant or any Tenant Related Party enters into or occupies all or any portion of the Premises) at Tenant’s expense in accordance with Section 13.02. Tenant’s Property expressly includes all business fixtures and equipment, including without limitation any security or access control systems installed for the Premises, filing cabinets and racks, removable cubicles and partitions, kitchen equipment, computers and related equipment, raised flooring, supplemental cooling equipment, audiovisual and telecommunications equipment, non-building standard signage, and other tenant equipment installations, in each case including related conduits, cabling, and brackets or mounting components therefor and any connectors to base building systems and in each case whether installed or affixed in or about the Premises, in building core areas, or elsewhere in the Building.

13.04 Waiver of Subrogation. Subject to Section 14, each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by insurance. For purposes of this Section 13.04, any deductible or self-insured retention with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance.

14.	Casualty Damage.

14.1 Casualty. If all or any portion of the Premises becomes untenantable or inaccessible by fire or other casualty to the Premises or the Common Areas (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord with a written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). Landlord shall promptly forward a copy of the Completion Estimate to Tenant. If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within 270 days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within 10 days after Tenant’s receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within 90 days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building or Premises occurs. Tenant shall have the right to terminate this Lease in the event of a Casualty and less than twelve (12) months of the Term remain after the date of the Casualty.

14.2 Restoration. If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas, subject to the following provisions. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Notwithstanding Section 13.04, upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance with respect to the Initial Tenant Work and any Leasehold Improvements; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within fifteen (15) days after demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs to such Leasehold Improvements. In no event shall Landlord be required to spend more for the restoration of the Premises and Common Areas than the proceeds received by Landlord, whether from Landlord’s insurance proceeds or proceeds from Tenant. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Notwithstanding the foregoing, Landlord may, at its election, require Tenant to perform the restoration work for the Initial Tenant Work and Leasehold Improvements, in which event Tenant shall be responsible for performing the restoration work (including any revisions thereto that Tenant may wish to make, pursuant to plans approved by Landlord under Section 8), shall retain all insurance proceeds payable to Tenant with respect to the Initial Tenant Work and Leasehold Improvements and the rent abatement period under the preceding sentence shall not exceed the period of time required to diligently perform the restoration of the existing Leasehold Improvements and Initial Tenant Work.

15.	Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within forty five (45) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Proportionate Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, provided, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

16.	Events of Default.

16.1 Default. In addition to any other Default specifically described in this Lease, each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for five (5) days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within thirty (30) days after written notice to Tenant; provided, however, if Tenant’s failure to comply cannot reasonably be cured within such thirty (30) day period, Tenant shall be allowed additional time (not to exceed an additional sixty (60) days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within such thirty (30) day period and diligently pursues the cure to completion; (c) Tenant effects or permits a Transfer without Landlord’s required approval or otherwise in violation of Section 11 of this Lease; (d) Tenant or any guarantor of Tenant’s obligations under this Lease from time to time (a “Guarantor”) becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (e) the leasehold estate is taken by process or operation of Law; (f) if a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s or the Guarantor’s property and such appointment is not discharged within ninety (90) days thereafter, or if a petition including, without limitation, a petition for reorganization or arrangement is filed by Tenant or the Guarantor under any bankruptcy law or is filed against Tenant or the Guarantor and, in the case of a filing against Tenant only, the same shall not be dismissed within ninety (90) days from the date upon which it is filed; or (g) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on two (2) separate occasions during any twelve-(12)-month period, any subsequent violation of such provision within such twelve-(12)-month period shall, at Landlord’s option, constitute a Default by Tenant without the requirement of any further notice or cure period as provided above. All notices sent under this Section shall be in satisfaction of, and not in addition to, any notice required by Law.

16.02. Remedies. Upon the occurrence of any Default, Landlord may, immediately or at any time thereafter, elect to terminate this Lease by notice of termination, by entry, or by any other means available under law and may recover possession of the Premises as provided herein. Upon termination by notice, by entry, or by any other means available under law, Landlord shall be entitled immediately, in the case of termination by notice or entry, and otherwise in accordance with the provisions of law to recover possession of the Premises from Tenant and those claiming through or under the Tenant. Such termination of this Lease and repossession of the Premises shall be without prejudice to any remedies which Landlord might otherwise have for arrears of rent or for a prior breach of the provisions of this Lease. Tenant waives any statutory notice to quit and equitable rights in the nature of further cure or redemption, and Tenant agrees that upon Landlord’s termination of this Lease Landlord shall be entitled to re-entry and possession in accordance with the terms hereof. Landlord may, without notice, store Tenant’s personal property (and those of any person claiming under Tenant) at the expense and risk of Tenant or, if Landlord so elects, Landlord may sell such personal property at public auction or auctions or at private sale or sales after thirty (30) days’ notice to Tenant and apply the net proceeds to the earliest of installments of rent or other charges owing Landlord. Tenant agrees that a notice by Landlord alleging any default shall, at Landlord’s option (the exercise of such option shall be indicated by the inclusion of the words “notice to quit” in such notice), constitute a statutory notice to quit. If Landlord exercises its option to designate a notice of default hereunder as a statutory notice to quit, any grace periods provided for herein shall run concurrently with any statutory notice periods. Tenant further agrees that it shall not interpose any counterclaim or set-off in any summary proceeding or in any action based in whole or in part on non-payment of Rent, unless Tenant would have no right to commence an independent proceeding to seek to recover on account of such claim.

16.03 Reimbursement of Expenses. In the case of termination of this Lease pursuant to this Section 16, Tenant shall reimburse Landlord for all expenses arising out of such termination, including without limitation, all costs incurred in collecting amounts due from Tenant under this Lease (including attorneys’ fees, costs of litigation and the like); all expenses incurred by Landlord in attempting to relet the Premises or parts thereof (including advertisements, brokerage commissions, Tenant’s allowances, costs of preparing space, and the like); all of Landlord’s then unamortized costs of any work allowances provided to Tenant for the Premises; and all Landlord’s other reasonable expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.

16.04. Damages. In the event of the termination of this Lease by Landlord, Landlord may elect by written notice to Tenant within six (6) months following such termination to be indemnified for loss of rent by a lump sum payment representing the then present value of the amount of rent and additional charges which would have been paid in accordance with this Lease for the remainder of the Term minus the then present value of the aggregate fair market rent and additional charges payable for the Premises for the remainder of the Term (if less than the rent and additional charges payable hereunder), estimated as of the date of the termination, and taking into account reasonable projections of vacancy and time required to re-lease the Premises. (For the purposes of calculating the rent which would have been paid hereunder for the lump sum payment calculation described herein, the last full year’s Additional Rent under Section 4 is to be deemed constant for each year thereafter. The Federal Reserve discount rate (or equivalent) shall be used in calculating present values.) Should the parties be unable to agree on a fair market rent, the matter shall be submitted, upon the demand of either party, to the Boston, Massachusetts office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be an MAI appraiser with at least ten years’ experience as an appraiser of major office buildings in downtown Boston. The parties agree that a decision of the arbitrator shall be conclusive and binding upon them. If, at the end of the Term, the rent which Landlord has actually received from the Premises is less than the aggregate fair market rent estimated as aforesaid, Tenant shall thereupon pay Landlord the amount of such difference. If and for so long as Landlord does not make the election provided for in this Section 16.04 above, Tenant shall indemnify Landlord for the loss of rent by a payment at the end of each month which would have been included in the Term, representing the excess of the rent which would have been paid in accordance with this Lease (i.e., Base Rent and Additional Rent that would have been payable to be ascertained monthly) over the rent actually derived from the Premises by Landlord for such month (the amount of rent deemed derived shall be the actual amount less any portion thereof attributable to Landlord’s reletting expenses described in Section 16.03 which have not been reimbursed by Tenant thereunder). In the event that Landlord terminates this Lease pursuant to Section 16.02, Landlord shall use commercially reasonable efforts to relet the Premises in an effort to mitigate its damages hereunder, which obligation shall be deemed satisfied if Landlord either engages a commercial leasing broker to market the Premises for Lease or, if Landlord handles the marketing of space for lease in the Building “in house” through its employees, Landlord otherwise markets the Premises for lease through such employees.

In lieu of the damages, indemnity, and full recovery by Landlord of the sums payable under the foregoing provisions of this Section 16.04, Landlord may, by written notice to Tenant within six months after termination under any of the provisions contained in Section 16 and before such full recovery, elect to recover, and Tenant shall thereupon pay, as minimum liquidated damages under this Section 16.04, an amount equal to (i) the aggregate of the Base Rent and Additional Rent for the twelve-month period ending one year after the termination date (or, if lesser, for the balance of the Term had it not been terminated), plus (ii) the amount of Base Rent and Additional Rent of any kind accrued and unpaid at the time of termination, and minus (iii) the amount of any recovery by Landlord under the foregoing provisions of this Section 16 up to the time of payment of such liquidated damages (but reduced by any amounts of reimbursement under Section 16.03). The amount under clause (i) represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors. Liquidated damages hereunder shall not be in lieu of any claims for reimbursement under Section 16.03.

Free rent amounts, rent holidays, rent waivers, rent forgivenesses and the like (collectively, “Free Rent Amounts”), if any, have been agreed to by Landlord as inducements for Tenant to enter into and faithfully to perform all of its obligations contained in this Lease. For all purposes under this Lease, upon the occurrence of any event under Section 16.01 and the lapse of any applicable grace or notice period, any Free Rent Amounts set forth in this Lease shall be deemed void as of the date of execution hereof as though such Free Rent Amounts had never been included in this Lease, and calculations of amounts due hereunder, damages and the like shall be determined accordingly. The foregoing shall occur automatically without the requirement of any further notice or action by Landlord not specifically required by Section 16.01, whether or not this Lease is then or thereafter terminated on account of the event in question, and whether or not Tenant thereafter corrects or cures any such event.

Any obligation imposed by law upon Landlord to relet the Premises after any termination of the Lease shall be subject to the reasonable requirements of Landlord to lease to high quality tenants on such terms as Landlord may from time to time deem appropriate and to develop the Building in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like, and Landlord shall not be obligated to relet the Premises to any party to whom Landlord or its affiliate may desire to lease other available space in the Building.

16.5 Curative Action. If Tenant is in Default of any of its non-monetary obligations under this Lease, Landlord shall have the right, but not the obligation, to perform any such obligation. Tenant shall reimburse Landlord for the cost of such performance upon demand, together with an administrative charge equal to ten percent (10%) of the cost of the work performed by Landlord.

16.6 Claims in Bankruptcy. Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute or law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.

16.7 Late Charges and Fees. If Tenant does not pay any Rent when due hereunder, then without notice and in addition to all other remedies hereunder, Tenant shall pay to Landlord an administration fee in the amount of four percent (4%) of the unpaid Rent, plus interest on such unpaid amount at the rate of one and one half percent (1.5%) per month from the date such amount was due until the date paid (which interest, as accrued to date, shall be payable from time to time upon Landlord’s demand); provided, however, in no event shall such interest exceed the maximum amount permitted to be charged by applicable law. Notwithstanding the foregoing, Tenant shall be entitled to a grace period of five (5) days for the first late payment of Rent in any twelve-(12)-month period prior to the imposition of the foregoing amounts. In addition, Tenant shall pay to Landlord a reasonable fee for any checks returned by Tenant’s bank for any reason.

16.08. Enforcement Costs. Tenant shall pay to Landlord, as Additional Rent, the costs and expenses, including reasonable attorneys’ fees, incurred in enforcing any obligations of Tenant under this Lease with which Tenant has failed to comply.

16.09 General. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy, and each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at law or in equity. Without limiting the generality of the foregoing, in addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by court order of the violation or attempted or threatened violation of any of the provisions of this Lease or of applicable Law or to a decree compelling specific performance of any such provisions.

17.	Limitation of Liability.

17.1 Landlord’s Liability. Tenant agrees from time to time to look only to Landlord’s interest in the Building for satisfaction of any claim against Landlord hereunder or under any other instrument related to the Lease (including any separate agreements among the parties and any notices or certificates delivered by Landlord) and not to any other property or assets of Landlord. If Landlord from time to time transfers its interest in the Building (or part thereof which includes the Premises), then from and after each such transfer Tenant shall look solely to the interests in the Building of each of Landlord’s transferees for the performance of all of the obligations of Landlord hereunder (or under any related instrument). The obligations of Landlord shall not be binding on any direct or indirect partners (or members, trustees or beneficiaries) of Landlord or of any successor, individually, but only upon Landlord’s or such successor’s interest described above. If Landlord shall refuse or fail to provide any consent or approval for any matter for which Landlord’s consent or approval is required under this Lease or is otherwise requested by Tenant, Landlord shall not be liable for damages as a result thereof, and Tenant’s sole remedy to enforce any alleged obligation of Landlord to provide such consent or approval shall be an action for specific performance, injunction, or declaratory relief.

17.2	Assignment of Rents.

(a) With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises.

(b) In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

(c) Except as provided in paragraph (b) of this Section 17.02, in the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder. Tenant hereby agrees to enter into such agreements or instruments as may, from time to time, be requested in confirmation of the foregoing.

17.3 Landlord Default. In the event Tenant alleges that Landlord is in default under any of Landlord’s obligations under this Lease, Tenant agrees to give any Mortgagee (as defined in Section 21), by registered mail, a copy of any notice of default which is served upon the Landlord, provided that prior to such notice, Tenant has been notified, in writing (whether by way of notice of an assignment of lease, request to execute an estoppel letter, or otherwise), of the address of any such Mortgagee. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided by law or such additional time as may be provided in this Lease or such notice to Landlord, such Mortgagee shall have a period of thirty (30) days after the last date on which Landlord could have cured such default within which such Mortgagee will be permitted, but not be obligated, to cure such default. If such default cannot be cured within such thirty-(30)-day period, then such Mortgagee shall have such additional time as may be necessary to cure such default, if prior to the end of such thirty-(30)-day period such Mortgagee has commenced and is diligently pursuing such cure or the remedies under the Mortgage necessary for Mortgagee to be able to effect such cure, in which event Tenant shall have no right with respect to such default while such cure and remedies are being diligently pursued by such Mortgagee. Except as may be expressly provided in this Lease, in no event shall Tenant have the right to terminate the Lease nor shall Tenant’s obligation to pay Base Rent or other charges under this Lease abate based upon any default by Landlord of its obligations under the Lease. In no event shall Landlord or any Landlord Related Party ever be liable to Tenant for loss of profits, loss of business, or indirect or consequential damages suffered by Tenant from whatever cause.

18.	Relocation.

Landlord, at its expense, at any one time before or during the Term, may relocate Tenant from the Premises to space of reasonably comparable size and utility (“Relocation Space”) within the Building upon not less than 90 days’ prior written notice to Tenant, provided that the Relocation Space shall be located on or above the twelfth (12th) floor of the Building and such relocation shall not occur during the first 24 months of the Term. The Relocation Space must contain similar finishes (subject to commercial availability) and approximately the same rentable square footage as the Premises and the same number of work stations, offices, breakrooms and reception areas as are contained in the Premises as of the date Tenant receives Landlord’s notice of relocation. From and after the date of the relocation, the Base Rent and Tenant’s Proportionate Share shall be adjusted based on the rentable square footage of the Relocation Space, provided that the total monthly Base Rent for the Relocation Space shall in no event exceed the total monthly Base Rent for the Premises prior to the relocation, and Tenant’s Proportionate Share for the Relocation Space shall in no event exceed Tenant’s Proportionate Share for the Premises prior to the relocation. Landlord shall pay Tenant’s reasonable costs of relocation, including all costs for moving Tenant’s furniture, equipment, supplies and other personal property, as well as the cost of replacement of Tenant’s signage on the Relocation Space, and the cost of printing and distributing change of address notices to Tenant’s customers and one month’s supply of stationery showing the new address. Landlord shall also reimburse Tenant for the reasonable cost to install and connect telecommunication and data cabling in the Relocation Space in the manner and to the extent such cabling existed in the Premises prior to the relocation.

19.	Holding Over.

If Tenant fails to surrender all or any part of the Premises at the expiration or earlier termination of this Lease, any such occupancy of all or any part of the Premises after such expiration or termination shall be that of a tenancy at sufferance. Any such occupancy after such expiration or termination shall be subject to all the terms and provisions of this Lease, except that Tenant shall pay an amount for such occupancy (on a per month basis without reduction for partial months during the holdover) equal to two times the greater of (i) the Rent due for the month immediately preceding the holdover or (ii) the fair market rent then being obtained for comparable space in the Building. No holdover by Tenant or payment by Tenant after the expiration or earlier termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition, if as a result of such holdover, Landlord is unable to deliver possession of space to a new tenant or to perform improvements therein for a new tenant due to Tenant’s failure to timely vacate all or part of the Premises, Tenant shall be liable to Landlord for all damages and losses that Landlord suffers from the holdover.

20.	Surrender of Premises.

At the expiration or earlier termination of this Lease or Tenant’s right of possession hereunder, Tenant shall remove all Tenant’s Property from the Premises, remove all Required Removables (if any) under Section 8.03, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. Tenant shall repair any damage caused by the installation or removal of Tenant’s Property or Required Removables. If Tenant fails to remove any of Tenant’s Property or to restore or repair the Premises to the required condition as provided herein upon the expiration of the Term of this Lease (or, as applicable, within two (2) days after any earlier termination of this Lease or Tenant’s right to possession hereunder), then Landlord, at Tenant’s sole cost and expense, shall be entitled, but not obligated, to remove and store Tenant’s Property and/or perform such restoration or repair of the Premises. Landlord shall not be responsible for the value, preservation, or safekeeping of Tenant’s Property, and Tenant shall pay to Landlord, upon demand, the expenses and storage charges so incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within thirty (30) days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and, at Landlord’s option, title to Tenant’s Property shall vest in Landlord or Landlord may dispose of Tenant’s Property in any manner Landlord deems appropriate.

21.	Subordination to Mortgages; Estoppel Certificate.

21.1 Subordination. This Lease is and shall be subject and subordinate to any mortgage(s), deed(s) of trust, deeds to secure debt, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to all renewals, modifications, refinancings, and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from Landlord or a Mortgagee, Tenant shall execute a subordination, non-disturbance and attornment agreement in favor of the Mortgagee in such Mortgagee’s standard form, with such commercially reasonable changes as Tenant may request that are acceptable to Mortgagee for other comparable leases in the Building. As an alternative, any Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. In the event Mortgagee enforces it rights under the Mortgage, Tenant, at Mortgagee’s option, will attorn to Mortgagee or its successor; provided, however, that, Mortgagee or its successor shall not be liable for or bound by (a) any payment of any Rent installment which may have been made more than thirty (30) days before the due date of such installment, (b) any act or omission of or default by Landlord under this Lease (but Mortgagee, or such successor, shall be subject to the continuing obligations of landlord under the Lease arising from and after such succession, but only to the extent of Mortgagee’s, or such successor’s, interest in the Property as provided in Section 17), (c) any credits, claims, setoffs or defenses which Tenant may have against Landlord, or (d) any obligation under this Lease to maintain a fitness facility at the Building, if any. Tenant, upon the reasonable request by Mortgagee or such successor in interest, shall execute and deliver an instrument or instruments confirming such attornment.

21.2 Estoppel Certificate. Tenant shall, within ten (10) days after receipt of a written request, execute and deliver a commercially reasonable estoppel certificate addressed to Landlord and any parties reasonably requested by Landlord, such as a current or prospective Mortgagee or purchaser of the Building. Without limitation, such estoppel certificate may include a certification as to the status of this Lease and any particular obligations thereunder, the existence of any defaults, and the amount of Rent that is then due and payable.

21.3 Tenant Information. Upon Landlord’s request from time to time, Tenant shall provide to Landlord the financial statements for Tenant and any Guarantor for its most recent fiscal year and fiscal quarter. Financial statements for each fiscal year shall be prepared and certified by a certified public accountant (but in no event earlier than one hundred twenty (120) days after the end of the applicable fiscal year), and financial statements for each quarter shall be prepared and certified by Tenant’s or Guarantor’s chief financial officer. If requested by Tenant, such financial statements shall be furnished pursuant to a confidentiality agreement in a form reasonably provided by Landlord for such purpose.

22.	Miscellaneous.

22.1 Measurement of Floor Area. Landlord and Tenant stipulate and agree that the Rentable Floor Area of the Premises originally leased to Tenant shall be conclusively deemed to be as specified in Section 1 and that the Rentable Floor Area of the Building is as specified in Section 1 as of the date hereof. Any other change in the Rentable Floor Area of the Premises on account of casualty, condemnation, or the like shall be determined in accordance with the measurement standard that was originally used to determine the stipulated Rentable Floor Area for the space in question. Any change in the Rentable Floor Area of the Building on account of casualty, condemnation, or the like shall be determined from time to time by Landlord based on area computations supplied by Landlord’s architect, which determinations shall be conclusive. References in this Lease to floor area measurements and square footage shall mean Rentable Floor Area unless the reference explicitly provides otherwise.

22.2 Notice of Lease. Tenant shall not record this Lease or any memorandum or notice without Landlord’s prior written consent; provided, however, that Landlord agrees to consent to the recording of a memorandum or notice of this Lease, at Tenant’s cost and expense and in a form reasonably satisfactory to Landlord, if the initial term of this Lease together with any extension terms granted hereunder (if any) exceed, in the aggregate, the applicable statutory period for notice of leases in the state in which the Building is located. If this Lease is terminated before the Term expires, upon Landlord’s request the parties shall execute, deliver and record an instrument acknowledging such termination date of this Lease, and Tenant appoints Landlord its attorney-in-fact in its name and behalf to execute the instrument if Tenant shall fail to execute and deliver the instrument after Landlord’s request therefor within ten (10) days.

22.3 Governing Law, Etc. This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. This Lease contains all of the agreements and understandings between Landlord and Tenant with respect to the Premises and supersedes all prior writings and dealings between them with respect thereto, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. This Lease may be amended only by a writing signed by all of the parties hereto. The titles are for convenience only and shall not be considered a part of the Lease. Where the phrases “persons acting under Tenant” or “persons claiming under Tenant” or similar phrases are used, such persons shall include subtenants, sub-subtenants, and licensees, and all employees, agents, independent contractors and invitees of Tenant or of such other parties. The enumeration of specific examples of or inclusions in a general provision shall not be construed as a limitation of the general provision. If Tenant is granted any extension option, expansion option, or other right or option, the exercise of such right or option (and notice thereof) must be unconditional to be effective, time always being of the essence to the exercise of such right or option; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. Unless otherwise stated herein, any consent or approval required hereunder may be given or withheld in the sole absolute discretion of the party whose consent or approval is required. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers, or any relationship other than landlord and tenant. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all such parties and entities, any requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities, and notices to any one person or entity comprising Tenant shall be deemed to have been given to all such persons and entities. Tenant’s covenants contained in this Lease are independent and not dependent, and Tenant hereby waives the benefit of any statute or judicial law to the contrary. Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or (except as expressly provided in this Lease) any casualty or taking, or any failure by Landlord to perform any covenant contained herein, or any other occurrence; and no termination or abatement remedy that is not expressly provided for in this Lease for any breach or failure by Landlord to perform any obligation under this Lease shall be implied or applicable as a matter of law.

22.4 Representations. Tenant represents and warrants to Landlord, and agrees, that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that the entity(ies) or individual(s) constituting Tenant or Guarantor or which may own or control Tenant or Guarantor or which may be owned or controlled by Tenant or Guarantor are not and at no time will be (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treasury.gov/resource-center/sanctions/SDN- List/Pages/default.aspx or any replacement website or other replacement official publication of such list.

22.5 Waiver of Trial by Jury; No Other Waiver. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. No failure by either party to declare a default immediately upon its occurrence, nor any delay by either party in taking action for a default, nor Landlord’s acceptance of Rent with knowledge of a default by Tenant, shall constitute a waiver of the default, nor shall it constitute an estoppel. The delivery of keys to Landlord or to Landlord’s property manager shall not operate as a termination of this Lease or a surrender of the Premises.

22.6 Time Periods. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, pandemics, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

22.7 Transfer of the Property. Landlord shall have the right from time to time to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer, Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, to the extent that any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease from and after the date of the transfer.

22.8 Submission. The submission of this Lease to Tenant or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease, and no legal obligations shall arise with respect to the Premises or other matters herein unless and until such time as this Lease is executed and delivered by Landlord and Tenant and approved by the holder of any mortgage on the Building having the right to approve this Lease.

22.9 Brokers. Tenant represents that it has dealt directly with and only with the Broker (described in Section 1) as a broker, agent or finder in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers, agents or finders claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers, agents or finders claiming to have represented Landlord in connection with this Lease. Any assistance rendered by any agent or employee of Landlord in connection with this Lease or any subsequent amendment or modification or any other document related hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

22.10 Survival. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations that accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

22.11 Quiet Enjoyment. This Lease is subject to all easements, restrictions, agreements, and encumbrances of record to the extent in force and applicable. Landlord covenants that Tenant, on paying the Rent and performing the tenant obligations in this Lease, shall peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Law, and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other so called quiet enjoyment covenant, either express or implied. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

22.12 Reservations. This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. Landlord reserves the right to make changes to the Property, Building and Common Areas as Landlord deems appropriate. Wherever this Lease requires Landlord to provide a customary service or to act in a reasonable manner (whether in incurring an expense, establishing a rule or regulation, providing an approval or consent, or performing any other act), this Lease shall be deemed also to provide that whether such service is customary or such conduct is reasonable shall be determined by reference to the practices of owners of buildings that (i) are comparable to the Building in size, age, class, quality and location, and (ii) at Landlord’s option, have been, or are being prepared to be, certified under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar rating system.

22.13 REIT Provisions. Tenant and Landlord intend that all amounts payable by Tenant to Landlord shall qualify as “rents from real property,” and will otherwise not constitute “unrelated business taxable income” or “impermissible tenant services income,” all within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord determines that there is any risk that any amount payable under this Lease may not qualify as “rents from real property” or will otherwise constitute impermissible tenant services income within the meaning of Section 856(d) of the Code and the Regulations, Tenant agrees to (a) cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all amounts payable under this Lease as “rents from real property,” and (b) permit (and, upon request, to acknowledge in writing) an assignment of the obligation to provide certain services under the Lease, and, upon request, to enter into direct agreements with the parties furnishing such services (which shall include, but not be limited to, a taxable REIT subsidiary of Landlord). Notwithstanding the foregoing, Tenant shall not be required to take any action pursuant to the preceding sentence (including acknowledging in writing an assignment of services pursuant thereto) if such action would result in (i) Tenant incurring more than de minimis additional liability under this Lease, or (ii) more than a de minimis negative change in the quality or level of Building operations or services rendered to Tenant under this Lease. For the avoidance of doubt: (A) if Tenant does not acknowledge in writing an assignment as described in clause (b) above (it being agreed that Tenant shall not unreasonably withhold, condition or delay such acknowledgment so long as the criteria in clauses (i) and (ii) hereinabove are satisfied), then Landlord shall not be released from liability under this Lease with respect to the services so assigned; and (B) nothing in this Section 22.13 shall limit or otherwise affect Landlord’s ability to assign its entire interest in this Lease to any party as part of a conveyance of Landlord’s ownership interest in the Building.

22.14 Execution. This Lease may be executed in one or more counterparts and, when executed by each party, shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. Transmission of a facsimile or by email of a pdf copy of the signed counterpart of the Lease shall be deemed the equivalent of the delivery of the original, and any party so delivering a facsimile or pdf copy of the signed counterpart of the Lease by email transmission shall in all events deliver to the other party an original signature promptly upon request.

[Signatures on Following Page]

Landlord and Tenant have executed this Lease as a sealed Massachusetts instrument in two or more counterparts as of the Effective Date of this Lease set forth above.

LANDLORD:

OPG 125 SUMMER OWNER (DE) LLC, a Delaware limited liability company

By:	/s/ Chad Remis
Name: Chad Remis
Title: Vice President

By:	/s/ Kristen E. Binck
Name: Kristen E. Binck
Title: Assistant Secretary

TENANT:

ATEA PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Jean-Pierre Sommadossi
Name: Jean-Pierre Sommadossi
Title: President

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between OPG 125 SUMMER OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and ATEA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), for space in the Building located at 125 Summer Street, Boston, Massachusetts 02110.

A-1

EXHIBIT B

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between OPG 125 SUMMER OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and ATEA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), for space in the Building located at 125 Summer Street, Boston, Massachusetts 02110. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

1.	Payments.

1.1 Expense Excess and Tax Excess. Tenant shall pay Tenant’s Proportionate Share of (a) the amount, if any, by which Expenses (defined below) for each calendar year during the Term exceed Expenses for the Base Year (the “Expense Excess”) and (b) the amount, if any, by which Taxes (defined below) for each calendar year during the Term exceed Taxes for the Base Year (the “Tax Excess”). If Expenses or Taxes in any calendar year decrease below the amount of Expenses or Taxes for the Base Year, Tenant’s Proportionate Share of Expenses or Taxes, as the case may be, for that calendar year shall be $0. Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Proportionate Share of Landlord’s estimate of both the Expense Excess and Tax Excess. If Landlord determines that its good faith estimate of the Expense Excess or of the Tax Excess was incorrect by a material amount, Landlord may from time to time provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate. Tenant shall pay Landlord the amount of any underpayment within thirty (30) days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within thirty (30) days or credited against the next due future installment(s) of Additional Rent. Appropriate adjustments (including adjustments in the amounts of Expenses and Taxes for the Base Year, which are calculated on an annual basis as set forth above) shall be made for any portion of a year at the beginning or end of the Term or for any year during which changes occur in the percentage of occupancy of the Building or in the Rentable Floor Area to which Landlord furnishes particular services.

1.2 Reconciliation. As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year. If the estimated Expense Excess or the estimated Tax Excess for the prior calendar year is more than the actual Expense Excess or actual Tax Excess, as the case may be, for the prior calendar year, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided that, if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expense Excess or the estimated Tax Excess for the prior calendar year is less than the actual Expense Excess or actual Tax Excess, as the case may be, for such prior year, Tenant shall pay Landlord, within thirty (30) days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year. Landlord’s annual statement with respect to Expenses and Taxes, or any other statement regarding other Additional Rent, shall be binding upon, and may not be disputed by, Tenant unless the statement is incorrect and is disputed by Tenant, within sixty (60) days after Tenant’s receipt of Landlord’s statement, by a notice to Landlord specifically stating the grounds for dispute. Tenant’s failure so to dispute Landlord’s statement shall constitute a waiver of Tenant’s right to dispute the statement. Notwithstanding any dispute concerning any Landlord’s statement, payments shall be made by the parties in accordance with Landlord’s statement at the time and in the manner set forth above, and if necessary there shall be a further adjustment between the parties at the time the dispute is resolved.

2.	Property Operating Expenses.

2.1 “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property. Expenses include, without limitation: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits; (b) management fees in an amount not to exceed the prevailing rate for comparable owner-managed buildings in downtown Boston; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building (including, without limitation, the market rental for the management office located in the Building), provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; (d) costs of accounting and IT services (which shall be equitably prorated between the Building and other buildings or properties to which such services are provided); (e) the cost of services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums and deductibles; (h) electricity, gas and other utility costs; and (i) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made subsequent to the Base Year that are: (1) intended to effect economies in the operation or maintenance of the Property, reduce current or future Expenses, enhance the safety or security of the Property or its occupants, or enhance the environmental sustainability of the Property’s operations, (2) replacements or modifications of nonstructural items located in the Base Building or Common Areas that are required to keep the Base Building or Common Areas in good condition, or (3) required under any Law. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under the Lease. If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.

2.2 Exclusions. Expenses shall not include: (i) the cost of capital improvements (except as set forth above); (ii) depreciation and principal and interest payments of mortgage and other non- operating debts of Landlord; (iii) the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; (iv) costs in connection with leasing space in the Building, including brokerage commissions, lease concessions, rental abatements, and construction allowances granted to specific tenants; (v) costs incurred in connection with the sale, financing or refinancing of the Building; (vi) fines, interest and penalties incurred due to the late payment of Taxes or Expenses; (vii) organizational expenses associated with the creation and operation of the entity which constitutes Landlord; (viii) any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases; (ix) legal fees and related expenses and legal costs incurred by Landlord (together with any damages awarded against Landlord) due to the violation by Landlord of the terms and conditions of any lease for space in the Building, applicable laws or other agreements to which Landlord is a party, or due to the negligence or willful misconduct of Landlord, or in connection with the defense of Landlord’s title to or interest in the Premises or any part thereof; (x) costs incurred to (a) comply with laws relating to the removal of Hazardous Materials (as defined below) which were in existence in the Building or on the Premises prior to the Delivery Date, and/or (b) remove, remedy, contain or treat Hazardous Materials brought into the Building or onto the Premises after the date hereof by Landlord; (xi) costs arising from Landlord’s charitable or political contributions; (xii) costs incurred in connection with disputes between Landlord and any third party; (xiii) salaries, benefits and costs for employees of Landlord or its affiliates that are not devoted full-time to the operation, maintenance or repair of the Building, unless properly prorated to the Building based on time actually spent serving the Building; (xiv) all costs for which a third party actually reimburses Landlord; (xv) bad debts loss, rent loss or reserves for bad debts or rent loss; (xvi) costs for rooftop communications equipment not used for the general operation of the Building; (xvii) entertainment, travel, club or industry organization expenses; (xviii) costs of defending or prosecuting any lawsuit with any mortgagee, lender, ground lessor, broker, tenant, occupant or prospective tenant or occupant; (xix) costs of selling or syndicating any of Landlord’s interest in the Building; (xx) costs involving disputes between Landlord and Landlord’s property manager; (xxi) any expenses that arise out of Landlord’s gross negligence or willful misconduct; and (xxii) all items and services for which Tenant or any other tenant in the Building actually reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement.

2.3 Adjustments. If at any time during a calendar year the Building is not at least 95% occupied and receiving Landlord services hereunder (or if a service provided by Landlord to tenants of the Building generally is not provided by Landlord to particular tenant(s) due to self-provided services or other circumstances), Expenses shall, at Landlord’s option, be determined as if the Building had been 95% occupied (and all services provided by Landlord to tenants of the Building generally had been provided by Landlord to tenants occupying 95% of the entire Building) during that calendar year. If Expenses for a calendar year are determined as provided in the prior sentence, Expenses for the Base Year shall also be determined in such manner. Notwithstanding the foregoing, Landlord may calculate the extrapolation of Expenses under this Section based on 100% occupancy and service so long as such percentage is used consistently for each year of the Term.

3.	Property Taxes.

“Taxes” shall mean: (a) all real property taxes and other assessments on the Building and/or Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and business improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement, or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review, and appeal of tax liabilities. Without limitation, Taxes shall be determined without regard to any “green building” credit and shall not include any income, capital levy, transfer, capital stock, gift, estate, or inheritance tax. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Proportionate Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Likewise, if a change is obtained for Taxes for the Base Year, Taxes for the Base Year shall be restated and the Tax Excess for all subsequent years shall be recomputed. Tenant shall pay Landlord the amount of Tenant’s Proportionate Share of any such increase in the Tax Excess within thirty (30) days after Tenant’s receipt of a statement from Landlord.

EXHIBIT C

WORK LETTER

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between OPG 125 SUMMER OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and ATEA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), for space in the Building located at 125 Summer Street, Boston, Massachusetts 02110. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

C.1 Acceptance of Existing Condition. Landlord hereby represents and warrants to Tenant that, as of the Delivery Date, (a) all Base Building systems serving the Premises shall be in good working order, and (b) the Premises shall be in compliance with all applicable Laws (collectively, the “Delivery Condition”). Subject only to Landlord’s obligation to deliver the Premises to Tenant on the Delivery Date with the Delivery Condition satisfied and to provide the Tenant Work Allowance as provided below, Tenant has inspected, and is satisfied with, the existing, “as-is” condition of the Premises, including any existing improvements and Base Building elements now located therein. Tenant shall be deemed to have accepted the condition of the Premises on the Delivery Date to the extent that the Premises are in the same or better condition as on the Effective Date, reasonable wear and tear and damage by Tenant and persons acting under Tenant excepted. Landlord’s sole obligation with respect to any such items shall be to restore to their prior condition any such items damaged after the Effective Date and prior to the Delivery Date (reasonable wear and tear and damage by Tenant and persons acting under Tenant excepted). Any Initial Tenant Work shall be constructed by Tenant in accordance with, and subject to, the terms and conditions set forth in Section 8 of the Lease and this Exhibit C, at Tenant’s expense (subject to reimbursement from the Tenant Work Allowance as provided below). Landlord shall not be responsible for any aspects of the design or construction of Initial Tenant Work, the correction of any defects therein, or any delays in the completion thereof.

C.2 Delivery Date. The “Delivery Date” shall mean the date on which the Premises are delivered to Tenant with the Delivery Condition satisfied. The foregoing provision shall be self- operative, but in confirmation thereof at Landlord’s request Tenant shall execute and deliver an instrument confirming the Delivery Date, provided that any failure by Tenant to execute and return such confirmatory instrument (or to provide written objection identifying the elements of the work that Tenant claims must be completed in order to achieve substantial completion of such work) within two (2) Business Days after its delivery to Tenant shall be deemed Tenant’s acknowledgement that the Delivery Condition was satisfied on the Delivery Date.

C.3 Tenant’s Construction Documents. On or before the thirtieth (30th) day following the Effective Date (the “Tenant Plan Submission Date”), Tenant shall prepare, at Tenant’s expense, and deliver to Landlord the final construction documents for the Initial Tenant Work in accordance with Section 8 of the Lease and the requirements listed on Schedule C-1 attached hereto (the “Construction Documents”). Within ten (10) days after the Effective Date, Tenant shall retain a qualified architect who is experienced in the design of comparable office tenant space in comparable first-class high-rise buildings and licensed in the state or commonwealth in which the Building is located, to prepare the Construction Documents for the Initial Tenant Work. Tenant shall also retain, or cause its architect to retain, the services of the electrical and mechanical engineers engaged by Landlord for the Building or such other experienced engineers as are otherwise reasonably approved by Landlord, as well as Landlord’s structural engineer if any portion of Initial Tenant Work affects structural components of the Building. Even if any such architect or engineers may have been otherwise engaged by Landlord in connection with the Building, Tenant shall be solely responsible for the liabilities and expenses of all architectural and engineering services relating to the Initial Tenant Work and for the adequacy and completeness of the Construction Documents submitted to Landlord. The Construction Documents shall comply with the Building’s construction rules and regulations, including without limitation those designed to maintain a uniform exterior appearance of the Building. Tenant shall be solely responsible for the timely preparation and submission to Landlord of the Construction Documents by the Tenant Plan Submission Date. Landlord shall use reasonable efforts to review and approve (or provide comments on) the Construction Documents, in a written response, within ten (10) Business Days after the same are delivered to Landlord, provided that Landlord reserves the right to extend such review period if reasonably required to review, or to cause Landlord’s third-party engineer(s) to review, any structural elements or other special elements of the Initial Tenant Work. Tenant shall promptly cause the Construction Documents to be corrected or revised to address Landlord’s comments and resubmitted to Landlord for its review and approval as provided above.

C.4 Tenant Work Allowance. Landlord shall provide Tenant with an allowance for the hard costs (the “Allowance Costs”) of constructing the Initial Tenant Work in the Premises for Tenant’s initial occupancy in an amount not to exceed the Tenant Work Allowance set forth in Section 1 of the Lease (such amount sometimes being referred to herein as the “Allowance”). All hard construction costs for the Premises in excess of the Allowance shall be paid for entirely by Tenant, and Landlord shall not provide any reimbursement therefor. The Allowance shall be disbursed as requisitioned by Tenant, but no more than monthly. For each disbursement, Tenant shall submit a requisition package to Landlord prior to the first day of the month, with an itemization of the costs being requisitioned, a certificate by an officer of Tenant that all such costs are Allowance Costs and have been incurred and paid for by Tenant, and appropriate back-up documentation including, without limitation, customary AIA forms of progress payment certifications and lien releases (in a customary form provided or reasonably approved by Landlord), and copies of paid invoices and bills. If the total Allowance Costs for the Initial Tenant Work are reasonably estimated to exceed the Allowance, Landlord reserves the right to make pro-rata disbursements of the Allowance for each requisition, in the ratio that the Allowance bears to the total estimated Allowance Costs, subject to a final reconciliation of the Allowance upon completion of the work. Landlord further reserves the right to fund the final ten percent (10%) of the Allowance within thirty (30) days after Tenant’s submission to Landlord of the Close-Out Materials. The “Close-Out Materials” shall mean the requisition package for the final amount of the Allowance as provided above, together with (i) a final AIA certificate from Tenant’s architect evidencing substantial completion of the Initial Tenant Work in accordance with the approved Construction Documents, (ii) a set of “as built” or final record plans for such work, (iii) final lien waivers for such work from all contractors, subcontractors, and other parties who would be entitled to a lien on the Property if not paid, (iv) a certificate of occupancy for the entire Premises after the performance of such work, and (v) any other items required under the Building’s construction rules and regulations for closing out the particular work in question. Tenant shall not be entitled to any unused portion of the Allowance that is not requisitioned within                one (1) year after the Delivery Date; provided, that, in the event that any portion of the Allowance has not been disbursed for Allowance Costs following the completion of the Initial Tenant Work and Tenant’s delivery to Landlord of the Close-Out Materials, then such undisbursed portion shall be applied by Landlord against the next due monthly installments of Base Rent until fully expended. Notwithstanding the foregoing, Landlord shall have no obligation to disburse any portion of the Allowance or credit any portion thereof against the next due monthly installments of Base Rent as set forth hereinabove at any time when there exists a Default under the Lease (or for so long as an event or condition has occurred which with notice and the passage of time would constitute such a Default), until such time as the Default (or the event or condition) has been cured by Tenant.

C.5 Tenant’s Performance of the Work. The Initial Tenant Work shall be performed and constructed by Tenant in accordance with the approved Construction Documents, in compliance with applicable Laws, and the provisions of the Lease, including, without limitation, the terms and conditions of Section 8 thereof and the Building’s construction rules and regulations (a copy of which is available upon request). Any structural work (to the extent, if any, required to reinforce portions of the floor of the Premises for Tenant’s filing rooms or similar uses requiring additional support) or other work affecting Base Building systems or areas outside the Premises shall be done only after obtaining Landlord’s reasonable prior approval of Construction Documents therefor under Section 8 of the Lease and of the manner in which such work shall be performed under Section 8 of the Lease, specifically including any Landlord requirements concerning access to adjacent tenant areas or Building core areas. All Cabling shall be installed in accordance with Section 8.01 of the Lease. Landlord shall not be responsible for any aspects of the design or construction of the Initial Tenant Work or other Tenant installations in or about the Premises, the correction of any defects therein, or any delays in the completion thereof. After the Construction Documents have been approved by Landlord, any change in the work shown thereon, whether material or not, shall be made only after Tenant shall have submitted revised Construction Documents to Landlord for its review and approval in accordance with Paragraph C.3 above. If the Initial Tenant Work includes any structural or other special items, Tenant shall reimburse Landlord for the reasonable out-of-pocket costs incurred by Landlord in reviewing such items. Tenant shall pay to Landlord or its managing agent a fee for Landlord’s administrative oversight and coordination of the Initial Tenant Work in an amount equal to two percent (2%) of the total hard costs of the Initial Tenant Work. In addition, Tenant shall pay to Landlord the costs of Building services or facilities (such as electricity, HVAC, fire alarm plug ins/outs, freight elevator usage, and cleaning) used by Tenant in connection with its performance of the Initial Tenant Work, in each case at Building standard rates charged to tenants generally. Any such costs shall constitute Allowance Costs that may be requisitioned from time to time from the Allowance as provided in Paragraph C.4.

For purposes hereof, the date upon which the Initial Tenant Work shall be deemed to be “substantially complete” and/or the date upon which “substantial completion” of the Initial Tenant Work shall be deemed to have occurred shall mean the date upon which Landlord provides Tenant with written notice that Landlord has reviewed and approved all of the Close-Out Materials pursuant to Section C.4 above. Notwithstanding anything in this Lease or this Exhibit C, the Term Commencement Date shall be extended one (1) day for each day of actual delay in the substantial completion of the Initial Tenant Work to the extent any such delay is caused by and results form Force Majeure or: (i) the failure of Landlord to timely approve or disapprove any Construction Documents, any Close-Out Materials or any other matter which requires Landlord’s timely approval or disapproval; (ii) the unreasonable interference by Landlord, its agents, representatives, engineers, consultants or contractors in the Building with the substantial completion of the Initial Tenant Work; (iii) delays due to Landlord’s performance of any renovations to the lobby of the Building; (iv) delays due to the discovery of Hazardous Materials in the Premises; and/or (v) all other delays attributable to Landlord’s failure to deliver the Premises to Tenant upon the Term Commencement Date (other than due to any request or delay caused by Tenant or any person acting under Tenant), but only to the extent that any such delay actually delays Tenant’s commencement or substantial completion of the Initial Tenant Work.

C.6 Access. During the period between the Delivery Date and the Term Commencement Date, Tenant’s access to the Premises for the performance of the Initial Tenant Work hereunder and its installation of wiring, furniture, equipment, and personal property prior to commencing the regular conduct of business in the Premises shall be subject in each case to the terms and conditions of Section 8 of the Lease, including without limitation (i) Landlord’s approval of the Construction Documents for the Initial Tenant Work in accordance with Paragraph C.3 above, (ii) Landlord’s approval of Tenant’s contractors in accordance with Section 8 of the Lease, (iii) Landlord’s receipt from Tenant of copies of all necessary permits for the applicable Initial Tenant Work, and (iv) customary insurance certificates from Tenant’s contractors, subcontractors, and other parties acting under or through Tenant with respect to the applicable work in accordance with Section 8 of the Lease. Tenant shall be responsible for any damage to the Premises caused by Tenant or its employees, agents, contractors, subcontractors, material suppliers and laborers. Any entry into the Premises by Tenant (or its contractors, subcontractors, or other persons acting under Tenant) prior to the Term Commencement Date shall be subject to all of the provisions of the Lease that are applicable to the Premises during the Term, except for the obligation to pay Base Rent and Tenant’s Proportionate Share of Expense Excess and Tax Excess charges.

C.7 Tenant’s Authorized Representative. Tenant hereby designates Andrea Corcoran to serve as Tenant’s Authorized Representative, who shall have full power and authority to act on behalf of Tenant on any matters relating to the Initial Tenant Work. Tenant may from time to time change the Tenant’s Authorized Representative or designate additional Tenant’s Authorized Representative(s) by written notice delivered to Landlord in accordance with the Lease.

Schedule C-1

Requirements for Construction Documents for Initial Tenant Work

1. Preparation of Construction Documents. The Construction Documents shall include all architectural, mechanical, electrical, fire protection, plumbing and structural drawings and detailed specifications for the Initial Tenant Work, as applicable, and shall show and/or specify all work necessary to complete the Initial Tenant Work including all cutting, fitting, and patching and all connections to the mechanical and electrical systems and other components of the Building as well as any re-balancing and re-commissioning scope that is necessary to address Base Building systems affected by the Initial Tenant Work. Where the Initial Tenant Work interfaces with Base Building, the Initial Tenant Work design shall visually integrate with the Base Building in a manner and with materials and finishes that are compatible with the Base Building in that area. Landlord reserves the right to reject Construction Documents which in its reasonable opinion fail to comply with this provision. The Construction Documents shall include but not be limited to:

(a) Major Work Information: A list of any items or matters which might require structural modifications to the Building, including but not limited to the following:

(1) Location and details of special floor areas exceeding the applicable floor load for such area of the Building;

(2) Location and weights of storage files, batteries, HVAC units and technical areas;

(3) Location of any special soundproofing requirements;

(4) Existence of any extraordinary HVAC requirements necessitating perforation of structural members; and

(5) Existence of any requirements for heavy loads, dunnage or other items affecting the structure.

(b) Plans Submission: Two (2) blackline drawings and one (1) CAD disk (subject to Tenant’s architect’s and its consultants’ and subconsultants’ reasonable conditions for re-use) showing all architectural, mechanical and electrical systems, including cutsheets (where reasonably requested by Landlord), specifications and the following:

CONSTRUCTION PLANS:

(1) All partitions shall be shown; indicate ratings of all partitions; indicate all non- standard construction and details referenced;

(2) Dimensions for partition shall be shown to face of drywall; critical tolerances and ± dimensions shall be clearly noted;

(3) All plumbing fixtures or other equipment requirements and any equipment requiring connection to Building plumbing systems shall be noted.

REFLECTED CEILING PLAN:

(1) Layout suspended ceiling grid pattern in each room, describing the intent of the ceiling working point, origin and/or centering; and

(2) Locate all ceiling-mounted lighting fixtures and air handling devices including air dampers, fan boxes, etc., lighting fixtures, supply air diffusers, wall switches, down lights, special lighting fixtures, special return air registers, special supply air diffusers, and special wall switches.

TELECOMMUNICATIONS AND ELECTRICAL EQUIPMENT PLAN:

(1) All telephone outlets required;

(2) All electrical outlets required; note non-standard power devices and/or related equipment;

(3) All electrical requirements associated with plumbing fixtures or equipment; append product data for all equipment requiring special power, temperature control or plumbing considerations;

(4) Location of telecommunications equipment and general layout of conduits; and

(5) Components and design of antennas, if any, (including associated equipment) as installed, in sufficient detail to evaluate weight, bearing requirements, wind-load characteristics, power requirements and the effects on Building structure, moisture resistance of the roof membrane and operations of pre-existing telecommunications equipment, to the extent known or based on information provided by Landlord.

DOOR SCHEDULE:

(1) Provide a schedule of doors, sizes, finishes, hardware sets and ratings; and

(2) Non-standard materials and/or installation shall be explicitly noted.

HVAC:

(1) Areas requiring special temperature and/or humidity control requirements;

(2) Heat emission of equipment (including catalogue cuts where reasonably required by Landlord or, where unavailable, based on engineer’s assumptions therefor), such as CRTs, copy machines, etc.;

(3) Special exhaust requirements for conference rooms, pantry, toilets, etc.; and

(4) Any extension of system beyond demised space.

ELECTRICAL:

(1) Special lighting requirements;

(2) Power requirements and special outlet requirements of equipment;

(3) Security requirements;

(4) Supplied telephone equipment and the necessary space allocation for same;

(5) Any extensions of tenant equipment beyond demised space; and

(6) Load study confirming compliance with the leased space’s allowable watts per square foot.

PLUMBING:

(1) Remote toilets;

(2) Pantry equipment requirements;

(3) Remote water and/or drain requirements such as for sinks, ice makers, etc.; and

(4) Special drainage requirements, such as those requiring holding or dilution tanks.

ROOF:

Detailed plan of any existing and proposed roof equipment, if any, showing location and elevations of all equipment.

SPECIAL SERVICES:

Equipment cuts (where reasonably requested by Landlord), power requirements, heat emissions, raised floor requirements, fire protection requirements, security requirements, and emergency power.

2. Plan Requirements. The Construction Documents shall be fully detailed and fully coordinated with each other and with the Base Building design, shall show complete dimensions, and shall have designated thereon all points of location and other matters, including special construction details and finish schedules. Tenant and its architect shall be solely responsible for ascertaining all existing field conditions. Any plans in Landlord’s files, if any, that are provided to Tenant shall be without any representation or warranty. All drawings shall be uniform size, shall incorporate the standard electrical and plumbing symbols, and be at a scale of 1/8” = 1’0” or larger. Materials and/or installation shall be explicitly noted and adequately specified to allow for performing Landlord review, securing a building permit, pursuing construction pricing, and performing construction. All equipment and installations shall be made in accordance with standard materials and procedures unless a deviation outside of industry standards is shown on the Construction Documents and approved by Landlord. To the extent practicable, a concise description of products, acceptable substitutes (if any), and installation procedures and standards shall be provided to the extent customary. Product cuts (where reasonably requested by Landlord) must be provided and special mechanical or electrical loads noted. Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any work, addition, alteration or improvement to be undertaken by or on behalf of Tenant shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of any applicable laws, rules or regulations of any governmental or quasi-governmental agency, board or authority.

3. Change Orders. The Construction Documents shall not be changed or modified by Tenant after approval by Landlord without the further approval in writing by Landlord, which approval shall not be unreasonably withheld or delayed as provided in the Lease.

EXHIBIT D

COMMENCEMENT LETTER

(EXAMPLE)

Date

Tenant
Address

Re:

Commencement Letter with respect to that certain Lease dated as of         , 20        , by and between OPG 125 SUMMER OWNER (DE) LLC, a Delaware limited liability company, as Landlord, and ATEA PHARMACEUTICALS, INC., a Delaware corporation, as Tenant, for 5,634 rentable square feet on the sixteenth (16th) floor of the Building located at 125 Summer Street, Boston, Massachusetts 02110 (the “Lease”).

Lease Id:

Business Unit Number:

Dear :

Capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to them in the Lease. In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and acknowledges:

1. The Term Commencement Date of the Lease is                            . The Base Rent Commencement Date of the Lease is                        .

2. The Term Expiration Date of the Lease is                                  .

Please acknowledge the foregoing and your acceptance of possession by signing all 3 counterparts of this Commencement Letter in the space provided and returning two (2) fully executed counterparts to my attention. Tenant’s failure to execute and return this letter, or to provide written objection to the statements contained in this letter, within thirty (30) days after the date of this letter shall be deemed an approval by Tenant of the statements contained herein.

Sincerely,

Authorized Signatory

Acknowledged and Accepted:

Tenant:

By:

Name:

Title:

Date:

D-1

EXHIBIT E

BUILDING RULES AND REGULATIONS

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between OPG 125 SUMMER OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and ATEA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), for space in the Building located at 125 Summer Street, Boston, Massachusetts 02110. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control.

1. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2. Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances.

3. No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. On multi-tenant floors, elevator lobby signage identifying each tenant using Building standard graphics shall be installed by Landlord at its expense, provided that any changes to a tenant’s initial elevator lobby signage shall be made by Landlord at such tenant’s expense. All tenant identification and suite numbers at the entrance to the Premises, whether on multi-tenant or single-tenant floors, shall be subject to Landlord’s prior approval in writing and shall be installed by Tenant, at its cost and expense, in accordance with the provisions of the Lease. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4. Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5. Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld. All locks installed by Tenant shall be keyed to the Building’s master key system for emergency access purposes. Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.

6. All contractors, contractor’s representatives and installation technicians performing work in the Building and all third party vendors providing services or deliveries to tenants or other occupants in the Building (such as special event caterers and liquor providers) shall be subject to Landlord’s prior approval (which approval shall not be unreasonably withheld), shall be required to provide customary certificates of insurance (in form and substance reasonably approved by Landlord for the applicable work or service and naming Landlord and other designated parties as additional insureds), and shall comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time. Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to the Premises. If Landlord permits access, Landlord may condition the access upon the payment to Landlord by the service provider of fees assessed by Landlord in Landlord’s sole discretion.

7. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be performed in a manner and restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, including the names of any contractors, vendors or delivery companies, which approval shall not be unreasonably withheld. All persons engaged or authorized by Tenant to move or remove furniture or equipment to or from the Premises shall have a property removal pass. Tenant shall assume all risk for damage, injury or loss in connection with the activity.

8. Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld; provided that approval by Landlord shall not relieve Tenant from liability for any damage in connection with such heavy equipment or articles.

9. Corridor doors, when not in use, shall be kept closed.

10. Tenant shall not: (a) make or permit any improper, objectionable or unpleasant noises, odors, or vibrations in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (b) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (c) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

11. No animals, except any “service” animals required for particular individuals, shall be brought into the Building or kept in or about the Premises.

12. No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq., M.G.L. c. 21C, M.G.L. c. 21E or any other applicable environmental Law which may now or later be in effect (collectively, “Hazardous Materials”). Tenant shall comply with all Laws pertaining to and governing the use of Hazardous Materials by Tenant and shall remain solely liable for the costs of abatement and removal.

13. Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building.     Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14. Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Term Commencement Date of the Term be extended as a result of the above actions.

15. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of HVAC, electric, or telecommunication services available to service the Building.

16. Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17. Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18. Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, their occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19. Landlord shall have the right to prohibit the use of the name of the Building, any photographs or other graphic representations of the Building, or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20. The Building is a non-smoking building. Neither Tenant nor its employees, contractors, agents, guests, or invitees shall smoke or permit smoking either in the Premises, in any other part of the Building, around the entrances to the Building, or in any other exterior area of the Property, other than in any exterior area of the Property (if any) that Landlord may, from time to time in its discretion, designate as a permitted smoking area.

21. Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22. Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

All such delivery vendors shall provide customary certificates of insurance as provided above or other evidence of insurance acceptable to Landlord for the delivery in question.

23. The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

EXHIBIT F

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between OPG 125 SUMMER OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and ATEA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), for space in the Building located at 125 Summer Street, Boston, Massachusetts 02110. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

1. Parking. So long as (i) no Default has occurred, (ii) this Lease is still in full force and effect, and (iii) no Transfer has occurred under Article 11 of the Lease (other than a Permitted Transfer), during the Term, Tenant shall have the right to lease from Landlord, and Landlord shall lease to Tenant, or cause the operator (the “Operator”) of the garage servicing the Building (the “Garage”) to lease to Tenant, up to three (3) unreserved parking spaces in the Garage (each, a “Space” and collectively, the “Spaces”) for the use of Tenant and its employees. The Spaces shall be leased at the rate of $525.00 per Space, per month, plus applicable tax thereon, as such rate may be adjusted from time-to-time to reflect the then current rate for parking in the Garage. If requested by Landlord, Tenant shall execute and deliver to Landlord the standard parking agreement used by Landlord or the Operator (the “Parking Agreement”) in the Garage for such Spaces.

(a) No deductions or allowances shall be made for days when Tenant or any of its employees does not utilize the Garage or for when Tenant is not utilizing the Spaces. Tenant shall not have the right to lease or otherwise use more than the three (3) unreserved Spaces set forth above.

(b) Except for particular spaces and areas designated by Landlord or the Operator for reserved parking, all parking in the Garage shall be on an unreserved, first-come, first-served basis.

(c) Neither Landlord nor the Operator shall be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Garage regardless of whether such loss or theft occurs when the Garage or other areas therein are locked or otherwise secured. Without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Garage or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Spaces shall be at the sole risk of Tenant and its employees.

(d) Landlord or its Operator shall have the right from time to time to designate the location of the Spaces and to promulgate reasonable rules and regulations regarding the Garage, the Spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations, all reasonable additions and amendments thereto, and the terms and provisions of the Parking Agreement, if any.

(e) Tenant shall not store or permit its employees to store any automobiles in the Garage without the prior written consent of Landlord. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Garage or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Garage overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.

(f) Landlord or the Operator shall have the right to temporarily close the Garage or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Garage.

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(g) Tenant shall not assign or sublease the Spaces without the written consent of Landlord. Landlord shall have the right to terminate the foregoing provisions and/or any Parking Agreement with respect to any Space that Tenant desires to sublet or assign.

(h) Landlord may elect to provide parking cards or keys to control access to the Garage. In such event, Landlord shall provide Tenant with one card or key for each Space that Tenant is leasing hereunder, provided that Landlord shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys.

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EXHIBIT G

LETTER OF CREDIT REQUIREMENTS

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between OPG 125 SUMMER OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and ATEA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), for space in the Building located at 125 Summer Street, Boston, Massachusetts 02110. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

The Letter of Credit (as defined in the Lease) shall be for the amount set forth in Section 1 of the Lease, subject to the terms of Section 6 of the Lease. The Letter of Credit (i) shall be irrevocable and shall be issued by a commercial bank that has a financial condition reasonably acceptable to Landlord and has an office in Boston, Massachusetts or New York City that accepts requests for draws on the Letter of Credit (provided, that, such commercial bank need not have an office in such locations as long as, upon request, such commercial bank agrees to review and approve in advance any draw under the Letter of Credit by facsimile or .pdf copies of the form of drawing certificate and sight draft relating to such draws and accepts actual draws by overnight mail), (ii) shall require only the presentation to the issuer of a certificate of the holder of the Letter of Credit stating that Landlord is entitled to draw on the Letter of Credit pursuant to the terms of the Lease, (iii) shall be payable to Landlord or its successors in interest as the Landlord and shall be freely transferable without cost to any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease, (iv) shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least forty five (45) days prior to the scheduled expiration date, give Landlord notice of such nonrenewal, and (v) shall otherwise be in form and substance reasonably acceptable to Landlord. Notwithstanding the foregoing, the term of the Letter of Credit for the final period shall be for a term ending not earlier than the date forty five (45) days after the last day of the Term. In the event that the issuer ceases to be reasonably acceptable to Landlord, due to a deterioration in its financial condition or change in status that threatens to compromise Landlord’s ability to draw on the Letter of Credit as determined in good faith by Landlord, then Tenant shall provide a replacement Letter of Credit from an issuer satisfying the terms of this Exhibit within thirty (30) days after Landlord’s notice of such event.

Landlord shall be entitled to draw upon the Letter of Credit for its full amount or any portion thereof if (a) Tenant shall fail to perform any of its obligations under the Lease after the expiration of any applicable notice and cure period, or fail to perform any of its obligations under the Lease and transmittal of a default notice or the running of any cure period is barred or tolled by applicable law, or fail to perform any of its obligations under the Lease and any applicable notice and cure period would expire after the expiration of the Letter of Credit, or (b) not less than thirty (30) days before the scheduled expiration of the Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit in accordance with this Exhibit. Without limiting the generality of the foregoing, Landlord may, but shall not be obligated to, draw on the Letter of Credit from time to time in the event of a bankruptcy filing by or against Tenant and/or to compensate Landlord, in such order as Landlord may determine, for all or any part of any unpaid rent, any damages arising from any termination of the Lease in accordance with the terms of the Lease, and/or any damages arising from any rejection of the Lease in a bankruptcy proceeding commenced by or against Tenant. Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to cure Tenant’s failure.

Any amount of the Letter of Credit drawn in excess of the amount applied by Landlord to cure any such failure shall be held by Landlord as a cash security deposit for the performance by Tenant of its obligations under the Lease. Any cash security deposit may be mingled with other funds of Landlord and

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no fiduciary relationship shall be created with respect to such deposit, nor shall Landlord be liable to pay Tenant interest thereon. If Tenant shall fail to perform any of its obligations under the Lease, Landlord may, but shall not be obliged to, apply the cash security deposit to the extent necessary to cure Tenant’s failure. After any such application by Landlord of the Letter of Credit or cash security deposit, as the case may be, Tenant shall reinstate the Letter of Credit to the amount originally required to be maintained under the Lease, upon demand. Provided that Tenant is not then in default under the Lease, and no condition exists or event has occurred which after the expiration of any applicable notice or cure period would constitute such a default, within forty five (45) days after the later to occur of (i) the payment of the final Rent due from Tenant or (ii) the later to occur of the Term Expiration Date or the date on which Tenant surrenders the Premises to Landlord in compliance with Section 20 of the Lease, the Letter of Credit and any cash security deposit, to the extent not applied, shall be returned to the Tenant, without interest.

In the event of a sale of the Building or lease, conveyance or transfer of the Building, Landlord shall transfer the Letter of Credit or cash security deposit to the transferee. Upon such transfer, the transferring Landlord shall be released by Tenant from all liability for the return of such security, and Tenant agrees to look to the transferee solely for the return of said security. The provisions hereof shall apply to every transfer or assignment made of the security to such a transferee. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Letter of Credit or the monies deposited herein as security, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance.

Notwithstanding anything in this Exhibit G to the contrary, so long as: (A) Tenant shall not be, or have been, in Default under this Lease; (B) this Lease is still in full force and effect; (C) the three (3) year anniversary of the Rent Commencement Date has occurred; and (D) Tenant provides Landlord with written notice requesting the same (requirements (A) through (D), collectively, the “Letter of Credit Reduction Conditions”), then the Letter of Credit shall be reduced to $80,284.50 (the “Letter of Credit Reduction Amount”). If the Letter of Credit Reduction Conditions have been fully satisfied and the security deposit is then being held in cash, then Landlord shall return, within thirty (30) days following the satisfaction of the Letter of Credit Reduction Conditions, the applicable portion of the security deposit to Tenant to yield the Letter of Credit Reduction Amount, and if the security deposit is then being held in the form of the Letter of Credit, then Tenant shall cause a replacement letter of credit in the amount of the Letter of Credit Reduction Amount to be issued to Landlord meeting the requirements of this Exhibit G, whereupon Landlord shall simultaneously return the original Letter of Credit to Tenant. Further notwithstanding anything to the contrary contained herein, in no event shall the security deposit or Letter of Credit be in an amount less than the Letter of Credit Reduction Amount.

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